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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tri-Continental Corporation:

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Investment Company Act File No. 811-266 on Form N-2 of our report dated February 23, 2005, relating to the financial statements of Tri-Continental Corporation, appearing in the Annual Report to Stockholders of Tri-Continental Corporation for the year ended December 31, 2004, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus, which are parts of such Registration Statement, and to our report dated February 23, 2005, relating to "Financial Highlights - Senior Securities - $2.50 Cumulative Preferred Stock" appearing in the Statement of Additional Information, and to the references to us under the captions "Custodian, Stockholder Service Agent and Dividend Paying Agent and Experts" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 31, 2005